Lawson Products Announces First Quarter 2019 Results

Reports Diluted EPS of $0.44 on 8.2% Sales Increase

CHICAGO, April 18, 2019 - Lawson Products, Inc. (NASDAQ: LAWS) (“Lawson” or the "Company"), a distributor of products and services to the MRO marketplace, today announced results for the first quarter ended March 31, 2019.

"Our excellent first quarter results reflect the continued benefits from our previous investments and process improvements. Again this quarter, we demonstrated our ability to drive profitable sales growth and leverage our infrastructure to accelerate profitability. We delivered an 8.2% sales increase while our operating income grew to $5.5 million compared to $1.8 million a year ago. This performance was driven by increased Lawson sales rep productivity, sales growth at Bolt Supply, and the inclusion of Screw Products. We efficiently managed our operating expenses which enhanced the growth of our adjusted operating income by 74% in the quarter," said Michael DeCata, president and chief executive officer.

"Our sales increase was from broad-based growth in all Lawson segments and within Bolt Supply. We also continue to improve sales rep productivity through ongoing training, support and improved customer fulfillment processes while holding expenses in line to drive a substantial increase in earnings per share. Our stronger results over the past two years are very encouraging as our earnings continue to increase at a rate much higher than our sales growth," said Mr. DeCata.

Highlights

•
Sales of $91.3 million, increased 8.2% year-over-year. Average daily sales ("ADS") also increased 8.2% to $1.450 million in the first quarter 2019 compared to $1.341 million in the first quarter of 2018

•	Lawson MRO segment ADS increased 6.9% primarily due to a 4.4% improvement in sales rep productivity

•
Operating income improved to $5.5 million, compared to $1.8 million in the first quarter of 2018. Non-GAAP adjusted operating income was $6.0 million compared to $3.4 million a year ago, up 74.1%. Adjusted EBITDA of $7.5 million increased 45.6% from $5.1 million from a year ago (See reconciliation in Table 1)

•
Net income was $4.1 million or $0.44 per diluted share in the first quarter 2019 compared to $0.13 a year ago. Adjusted net income, excluding stock-based compensation and severance was $4.5 million or $0.48 per diluted share compared to adjusted per diluted share of $0.25 a year ago (See reconciliation in Table 2)

First Quarter 2019 Summary Financial Highlights	Three Months Ended March 31,
($ in millions)	2019	2018	Change
Net Sales	$91.3	$84.4	8.2%
Average Daily Net Sales	$1.450	$1.341	8.2%
Number of Business Days	63	63

Reported Operating Income	$5.5	$1.8	NM
Adjusted Operating Income (1)	$6.0	$3.4	74.1%

Adjusted EBITDA (1) (2)	$7.5	$5.1	45.6%
Margin (1) (2)	8.2%	6.1%	+210 bps

Earnings Per Share	$0.44	$0.13	$0.31

(1) Excludes the impact of stock-based compensation and severance. (See reconciliation in Table 1)
(2) 2019 includes the adoption of ASC 842 - Leases which requires certain expenses previously recognized as depreciation expense to be recorded as operating expenses of $0.4 million. Excluding the adoption of this standard, 2019 adjusted EBITDA was $7.9 million or 8.7% of net sales.

First Quarter Results

Net sales increased 8.2% to $91.3 million for the first quarter of 2019 compared to $84.4 million in the first quarter of 2018. Sales were positively impacted by a 4.4% improvement in the Lawson segment sales rep productivity compared to the first quarter of 2018. A 10.5% improvement in Bolt Supply sales spread across multiple product categories and the inclusion of Screw Products sales of $0.8 million, which was acquired in the fourth quarter of 2018, also contributed to the increase. Average daily sales grew to $1.450 million compared to $1.341 million in the prior year quarter with 63 selling days in both quarters.

Gross profit increased $2.7 million to $48.9 million compared to $46.2 million in the first quarter of 2018, primarily due to increased sales. Consolidated gross profit as a percentage of sales was 53.6% for the first quarter of 2019 compared to 54.7% in the first quarter of 2018. A higher allocation of service related costs and lower gross margin profiles on both the Bolt Supply and Screw Products businesses drove the lower consolidated percentage. The organic Lawson MRO segment gross margin as a percent of sales was 60.8% in the first quarter 2019 compared to 60.6% a year ago before giving effect to the allocated service costs.

The Company continues to manage its overall cost structure. Selling expenses decreased to $21.7 million in the first quarter compared to $21.9 million a year ago quarter. As a percentage of sales, selling expenses decreased to 23.8% from 26.0% of sales in the year ago quarter primarily due to fixed selling costs leveraged over a higher sales base and higher service related expenses classified within gross margin.

General and administrative expenses decreased to $21.6 million in the first quarter of 2019 compared to $22.4 million in the year ago quarter and decreased as a percent to sales evidencing the Company's ability to leverage its fixed costs. The decrease in general and administrative expense was primarily driven by lower stock-based compensation and severance expense. Excluding stock-based compensation and severance expense, general and administrative expenses grew 1.7%.

Operating income in the first quarter of 2019 was $5.5 million compared to income of $1.8 million a year ago. The growth in operating income from a year ago was primarily generated by an improvement of $2.7 million in the Lawson MRO segment. Adjusted non-GAAP operating income increased to $6.0 million in the first quarter of 2019 compared to $3.4 million in the year ago quarter. (See reconciliation in Table 1)

Net income for the first quarter of 2019 was $4.1 million, or $0.44 per diluted share compared to net income of $1.2 million, or $0.13 per diluted share, for the same period a year ago. Adjusted net income, excluding stock-based compensation and severance, was $4.5 million or $0.48 per diluted share compared to $0.25 a year ago. (See reconciliation in Table 2)

Conference Call

Lawson Products, Inc. will conduct a conference call with investors to discuss first quarter 2019 results at 9:00 a.m. Eastern Time on April 18, 2019. The conference call is available by direct dial at 1-877-737-7051 in the U.S. or 1-201-689-8878 from outside of the U.S. A replay of the conference call will be available approximately two hours after completion of the call through May 31, 2019. Callers can access the replay by dialing 1-877-481-4010 in the U.S. or 1-919-882-2331 outside the U.S. The PIN access number for the replay is 45493#. A streaming audio of the call and an archived replay will also be available on the investor relations page of Lawson's website through May 31, 2019.

About Lawson Products, Inc.

Founded in 1952, Lawson Products, Inc., headquartered in Chicago, IL, sells and distributes specialty products to the industrial, commercial, institutional and government maintenance, repair and operations market (MRO). The Company is dedicated to helping customers in the U.S. and Canada lower their total cost of operation by increasing productivity and efficiency. The combination of Lawson Managed Inventory and the Company’s problem-solving professionals ensures customers always have the right parts to handle the job. Through The Bolt Supply House, customers in Western Canada have access to products at several branch locations. Under its Kent Automotive brand, the Company provides collision and mechanical repair products to the automotive aftermarket.

Lawson Products ships from several strategically located distribution centers to customers in all 50 states, Puerto Rico, Canada, Mexico, and the Caribbean.

For additional information, please visit https://www.lawsonproducts.com or https://www.kent-automotive.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2018, Form 10-K filed on March 4, 2019. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

Lawson Products, Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2019	2018

Product revenue	$81,915	$74,970
Service revenue	9,428	9,489
Total revenue	91,343	84,459

Product cost of goods sold	38,007	34,832
Service costs	4,413	3,409
Gross profit	48,923	46,218

Operating expenses:
Selling expenses	21,742	21,940
General & administrative expenses	21,637	22,441
Operating expenses	43,379	44,381

Operating income	5,544	1,837

Interest expense	(197)	(240)
Other income, net	472	287

Income before income taxes	5,819	1,884
Income tax expense	1,673	648

Net income	$4,146	$1,236

Basic income per share of common stock	$0.46	$0.14

Diluted income per share of common stock	$0.44	$0.13

Lawson Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share data)

	March 31,	December 31,
	2019	2018

ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$3,603	$11,883
Restricted cash	800	800
Accounts receivable, less allowance for doubtful accounts of $538 and $549, respectively	43,973	37,682
Inventories, net	53,818	52,887
Miscellaneous receivables and prepaid expenses	5,393	3,653
Total current assets	107,587	106,905

Property, plant and equipment, net	17,923	23,548
Deferred income taxes	19,174	20,592
Goodwill	20,451	20,079
Cash value of life insurance	13,175	12,599
Intangible assets, net	13,016	13,112
Lease assets	12,262	—
Other assets	296	307
Total assets	$203,884	$197,142

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving lines of credit	$13,131	$10,823
Accounts payable	14,848	15,207
Lease obligation	4,168	—
Accrued expenses and other liabilities	29,044	40,179
Total current liabilities	61,113	66,209

Security bonus plan	12,320	12,413
Lease obligation	11,238	5,213
Deferred compensation	5,940	5,304
Deferred tax liability	2,833	2,761
Other liabilities	3,843	6,069
Total liabilities	97,287	97,969

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares, issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares Issued - 9,012,236 and 9,005,716 shares, respectively Outstanding - 8,962,450 and 8,955,930 shares, respectively	9,012	9,006
Capital in excess of par value	16,283	15,623
Retained earnings	83,421	77,338
Treasury stock – 49,786 shares	(1,234)	(1,234)
Accumulated other comprehensive loss	(885)	(1,560)
Total stockholders’ equity	106,597	99,173
Total liabilities and stockholders’ equity	$203,884	$197,142

LAWSON PRODUCTS, INC.
SEC REGULATION G GAAP RECONCILIATIONS
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain non-operational items that impact the overall comparability. See Tables below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended March 31, 2019 and 2018. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

Table 1 - Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income and Non-GAAP Adjusted EBITDA
(Unaudited)
	Three Months Ended
	March 31,
(Dollars in thousands)	2019	2018
Operating income, as reported per GAAP	$5,544	$1,837

Stock-based compensation (1)	408	970

Severance expense	27	628

Non-GAAP adjusted operating income	5,979	3,435

Depreciation and amortization (2)	1,478	1,686

Non-GAAP adjusted EBITDA	$7,457	$5,121
(1)    A portion of stock-based compensation expense varies with the Company's stock price
(2)    2019 includes the adoption of ASC 842 - Leases which requires certain expenses previously recognized as depreciation expense to be recorded as operating expenses of $0.4 million.

Table 2 - Reconciliation of GAAP Net Income and Diluted EPS to Non-GAAP Adjusted Net Income and Adjusted Diluted EPS
(Unaudited)
(Dollars in thousands, except per share amounts)	Three Months Ended March 31,
	2019		2018
	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)
Net Income, as reported per GAAP	$4,146	$0.44	$1,236	$0.13
Pretax adjustments:
Stock-based compensation	408	0.05	970	0.11

Severance expense	27	0.00	628	0.07

Pretax adjustments	435	0.05	1,598	0.18

Tax effect (1)	(125)	(0.01)	(550)	(0.06)

Total adjustments, net of tax	310	0.04	1,048	0.12

Non-GAAP adjusted net income	$4,456	$0.48	$2,284	$0.25

(1)	Tax effected at quarterly effective tax rate of 28.8% for 2019 and 34.4% for 2018

(2)	Pretax adjustments to diluted EPS calculated on 9.317 million and 9.185 million of diluted shares for 2019 and 2018, respectively

Lawson Products Core Business
Table 3 - Quarterly Results (Unaudited)
Historic Organic Lawson Segment Sales Representative and Productivity

	Three Months Ended
	Mar. 31 2019	Dec. 31 2018	Sep. 30 2018	Jun. 30 2018	Mar. 31 2018

Number of business days	63	61	63	64	63

Average daily net sales (Dollars in thousands)	$1,297	$1,258	$1,249	$1,260	$1,213
Year over year increase	6.9%	5.6%	4.0%	7.5%	4.0%
Sequential quarter increase (decrease)	3.1%	0.7%	(0.9)%	3.9%	1.8%

Average active sales rep. count (1)	991	989	967	966	968
Period-end active sales rep count	986	994	978	968	966

Sales per rep. per day	$1.308	$1.272	$1.292	$1.304	$1.253
Year over year increase	4.4%	5.4%	6.6%	9.1%	6.4%
Sequential quarter increase (decrease)	2.8%	(1.5)%	(0.9)%	4.1%	3.8%

(1)	Average active sales rep count represents the average of the month-ends sales representative count

Lawson Products, Inc.
Table 4 - Consolidated Quarterly Results (Unaudited)

	Three Months Ended
(Dollars in thousands)	Mar. 31 2019	Dec. 31 2018	Sep. 30 2018	Jun. 30 2018	Mar. 31 2018

Average daily net sales	$1,450	$1,414	$1,405	$1,412	$1,341
Year over year increase	8.2%	7.0%	17.0%	20.5%	15.0%
Sequential quarter increase (decrease)	2.5%	0.6%	(0.5)%	5.3%	1.4%

Net Sales	$91,343	$86,266	$88,530	$90,382	$84,459
Gross profit (1)	48,923	46,083	48,108	49,131	46,218

Gross profit percentage (1)	53.6%	53.4%	54.3%	54.4%	54.7%

Selling, general & administrative expenses	$43,379	$41,998	$50,374	$43,557	$44,381

Operating income (loss)	$5,544	$4,085	$(2,266)	$5,574	$1,837

(1) Reflects the adoption of ASC 606 - Revenue Recognition effective January 1, 2018 including the classification of certain service selling costs as a reduction of gross profit.

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President and Chief Financial Officer
773-304-5665